VALLEY FORGE LIFE INSURANCE COMPANY


Executive Office:             A Stock Company        Home Office:
CNA Plaza                                            401 Penn Street
Chicago, Illinois 60685                              Reading, Pennsylvania 19601

                           READ YOUR POLICY CAREFULLY

This is a legal contract between you, the owner, and Valley Forge Life Insurance Company (referred to as the Company, we, us and our).

We will pay the death proceeds to the beneficiary when we receive due proof of the Insured's death while this policy is in force.

Premiums are payable during the lifetime of the Insured or until the Insured's age 95.

RIGHT TO EXAMINE POLICY - If for any reason you are not satisfied with this policy, you may return it to: (a) the agent through whom it was purchased; or
(b) our Administrative Office within 10 days after you receive it. We will refund an amount equal to the cash value plus fees or charges deducted from premiums less any debt.


Signed for the Company at its Executive Office, CNA Plaza, Chicago, Illinois 60685 on the policy date.

     Chief Executive Officer                              Group Vice President


--------------------------------------------------------------------------------
CASH  VALUE  BENEFITS  PROVIDED  BY THIS  POLICY  ARE  BASED  ON THE  INVESTMENT
PERFORMANCE OF THE SUBACCOUNTS OF THE VARIABLE ACCOUNT AND MAY INCREASE OR DECREASE AND ARE NOT GUARANTEED AS TO DOLLAR AMOUNT. THE AMOUNT OF THE DEATH BENEFIT MAY VARY BASED ON THE INVESTMENT PERFORMANCE OF THE SUBACCOUNTS OF THE VARIABLE ACCOUNT BUT IT WILL NEVER BE LESS THAN THE SPECIFIED AMOUNT.
--------------------------------------------------------------------------------

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                            ADJUSTABLE DEATH BENEFIT
                    DEATH PROCEEDS PAYABLE AT INSURED'S DEATH
                                NON-PARTICIPATING
                   INVESTMENT EXPERIENCE REFLECTED IN BENEFITS




                                 POLICY SCHEDULE

OWNER:            [John Doe]
INSURED:          [John Doe]                    INSURED'S AGE:    [45]
INSURED'S SEX:    [Male]                        POLICY DATE:      [July 1, 1999]
POLICY NUMBER:    [1234567]
RISK CLASS:       [Preferred - Nonsmoker]

BENEFICIARY: As stated in the application for this policy unless changed in accordance with policy provisions

ADMINISTRATIVE OFFICE:    [100 CNA Drive, Nashville, TN  37214] [1-800-262-1755]

DEATH BENEFIT OPTION:     [1]
MONTHLY DATE:             [1st] Day Of Each Month

SPECIFIED AMOUNT:                          [$100,000]
MINIMUM SPECIFIED AMOUNT                    $100,000

MINIMUM CHANGE IN SPECIFIED AMOUNT:         $  25,000
MINIMUM MONTHLY PREMIUM PAYMENT:            [$  50.00]

INITIAL PREMIUM:                            [$673.00 Annually]
PLANNED PREMIUM                             [$1,100.00 Annually]
TARGET PREMIUM PAYMENT:                     [$1,400.00 Annually]
MINIMUM ADDITIONAL PREMIUM PAYMENT:         [$50.00]
GUIDELINE ANNUAL PREMIUM PAYMENT:           [$2,006.00 Annually]
LAPSE PREVENTION PREMIUM                    [$673.00 Annually]
LAPSE PREVENTION GUARANTEE PERIOD           [5 years]

MINIMUM PARTIAL SURRENDER AMOUNT:           [$500.00]

MINIMUM LOAN AMOUNT:                        [$500.00]
POLICY LOAN INTEREST RATE:                  [8%]
PREFERRED POLICY LOAN CREDITED RATE:        [8%]
POLICY LOAN CREDITED RATE:                  [6%]



                                CHARGES AND FEES
                                (MAXIMUM CHARGES)
PREMIUM CHARGES:
         Policy Years 1 - 10:               [7.5%] of premium payments up to the target
                                            premium payment

         Policy Years 11+:                  [5.5%] of premium payments up to the target
                                            premium payment

         All Years:                         [3.5%] of premium payments in excess of the
                                            target premium payment


EXPENSE CHARGES:
         Policy Years 1 - 10:               [.002477%] (Daily Factor);
                                            ([0.90%] Approximate Annual Rate)

         Policy Years 11+:                  [.001236%] (Daily Factor);
                                            ([0.45%]  Approximate Annual Rate)

POLICY CHARGES

MONTHLY POLICY FEE:  FIRST POLICY YEAR      [$ 26.00]
                     THEREAFTER             [$  6.00]

COST OF INSURANCE:                          See Cost of Insurance Provision

TRANSACTIONAL CHARGES

MONTHLY SPECIFIED AMOUNT INCREASE FEE
  (FOR FIRST 12 MONTHS AFTER INCREASE):     [$10.00]

TRANSFER PROCESSING FEE:                    [$25] Each After First [12] In A Policy Year  (Assessed
                                            After The First [12] Transfers In A Policy Year)


SURRENDER CHARGE

The Surrender Charge Is [$ 16.00] Per Thousand Dollars Of Specified Amount.

         The Surrender Charge Grades Off As Follows:

               100% Of The Surrender Charge In Policy Years 1-6
               80% Of The Surrender Charge In Policy Year 7
               70% Of The Surrender Charge In Policy Year 8
               60% Of The Surrender Charge In Policy Year 9
               50% Of The Surrender Charge In Policy Year 10
               40% Of The Surrender Charge In Policy Year 11
               30% Of The Surrender Charge In Policy Year 12
               20% Of The Surrender Charge In Policy Year 13
               10% Of The Surrender Charge In Policy Year 14
               No Surrender Charge In Policy Years 15 And Later FIXED ACCOUNT

Fixed Account I:

                  Minimum Guaranteed Interest Rate:   3.00%
                  Current Interest Rate as of Effective Date: [x%.] The current interest rate applies only to premium payments allocated or transferred to Fixed Account I during the calendar month following the Policy Date. This rate is guaranteed for one policy year.


ALLOCATION GUIDELINES:

1. Currently, you may select as many investment options as you wish. We reserve the right to limit this in the future.
2. Currently, you may also select any fixed account which is available at the time the premium payment or transfer is made.
3. The initial premium payment will be credited on the policy date. The initial premium will be allocated to the investment options on the latest of:
     a.   Two business days after the policy date;
     b. Two business days after our receipt of your initial premium at our Administrative Office; or
     c.   The date our underwriters approve this policy.
     Additional premium payments will be credited to your policy as of the business day they are received.
     4. Allocation percentages must be in whole numbers. Each allocation must be at least [1%].


TRANSFERS:

     Number of Free Transfers: Currently, you are allowed [12] free transfers each policy year.

     Transfer Fee: For each transfer in excess of the free transfers permitted, the transfer fee is [$25.00]. Transfers made pursuant to a prescheduled transfer will not be counted in determining the application of the transfer fee.

     Minimum Amount to be Transferred: The minimum amount which may be transferred is [$250.00] or your entire interest in any subaccount or fixed account, if less. This requirement is waived if the transfer is pursuant to a prescheduled transfer.

     Prescheduled Transfers: You may elect the dollar cost averaging option or the automatic transfer option. However, that portion of the cash value held in Fixed Account I is included in any prescheduled transfer option. We reserve the right to limit the availability of any fixed account option or subaccount for a prescheduled transfer.




                               INVESTMENT OPTIONS

[Federated High Income Bond]                         [Fidelity Asset Manager]
[Federated Prime Money]                              [Fidelity Contrafund]
[Federated Utility]                                  [Fidelity Equity-Income]
                                                     [Fidelity Index 500]
[Alger Growth]
[Alger Mid-Cap Growth]                               [MFS Emerging Growth]
[Alger Small Capitalization]                         [MFS Growth With Income]
[SoGen Overseas]                                     [MFS Research]
                                                     [MFS Total Return]
[Van Eck Emerging Markets]
[Van Eck Gold And Natural Resources]                 [Janus Twenty]
                                                     [Janus Growth]
                                                     [Janus Balanced]
                                                     [Janus Flexible Income]
                                                     [Janus International Growth]
                                                     [Janus Worldwide Growth]



                      ADDITIONAL BENEFITS PROVIDED BY RIDER

                                                                                                      MONTHLY COST
BENEFIT DESCRIPTION                                                  EXPIRY DATE                        OF RIDER
-------------------                                                  -----------                        --------


[Additional Insurance Rider                                         July 1, 2024                       [$15.00]
         [$100,000]]

[Term Insurance On Children - [10-] Units                           July 1, 2019                       [$4.75]
         Each Unit Provides $1,000 Of Coverage For Each Child]]

[Other Insured Term Rider                                           July 1, 2024                       [$17.50]
         [$100,000]]

[Accidental Death Benefit                                           July 1, 2024                       [$9.00]
         [$100,000]]






                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK

ATTAINED                                  ATTAINED                           ATTAINED
AGE               COST                      AGE               COST              AGE              COST
---               ----                      ---               ----              ---              ----
0                 0.2192                    33                0.1317            66               2.0559
1                 0.0858                    34                0.1375            67               2.2685
2                 0.0825                    35                0.1442            68               2.4996
3                 0.0808                    36                0.1517            69               2.7559
4                 0.0775                    37                0.1617            70               3.0459
5                 0.0733                    38                0.1725            71               3.3772
6                 0.0692                    39                0.1842            72               3.7599
7                 0.0650                    40                0.1984            73               4.1933
8                 0.0625                    41                0.2134            74               4.6700
9                 0.0617                    42                0.2292            75               5.1800
10                0.0625                    43                0.2467            76               5.7192
11                0.0675                    44                0.2659            77               6.2834
12                0.0767                    45                0.2876            78               6.8761
13                0.0892                    46                0.3109            79               7.5161
14                0.1033                    47                0.3359            80               8.2237
15                0.1133                    48                0.3635            81               9.0181
16                0.1233                    49                0.3935            82               9.9157
17                0.1309                    50                0.4277            83               10.9128
18                0.1359                    51                0.4669            84               11.9904
19                0.1392                    52                0.5119            85               13.1242
20                0.1400                    53                0.5637            86               14.2999
21                0.1384                    54                0.6212            87               15.4999
22                0.1359                    55                0.6855            88               16.7191
23                0.1325                    56                0.7556            89               17.9749
24                0.1292                    57                0.8299            90               19.2857
25                0.1250                    58                0.9125            91               20.6824
26                0.1225                    59                1.0052            92               22.2179
27                0.1208                    60                1.1087            93               24.0437
28                0.1200                    61                1.2240            94               26.5035
29                0.1200                    62                1.3568
30                0.1208                    63                1.5073
31                0.1233                    64                1.6745
32                0.1267                    65                1.8576


THE MAXIMUM COST OF INSURANCE RATES DO NOT EXCEED THE COST OF INSURANCE RATES BASED ON THE APPLICABLE (MALE OR FEMALE, SMOKER OR NONSMOKER) 1980 COMMISSIONERS STANDARD ORDINARY MORTALITY TABLE, AGE LAST BIRTHDAY.

The table below gives the "applicable percentage" for each attained age in accordance with Section 7702 of the Internal Revenue Code.


                    APPLICABLE PERCENTAGE OF CASH VALUE TABLE

Attained            Percentage     Attained     Percentage     Attained    Percentage     Attained       Percentage
Age                 of             Age          of             Age         of             Age            of
                    Policy                      Policy                     Policy                        Policy
                    Value                       Value                      Value                         Value
                    -----                       -----                      -----                         -----
Through 40            250           50           185           60            130           70            115
       41             243           51           178           61            128           71            113
       42             236           52           171           62            126           72            111
       43             229           53           164           63            124           73            109
       44             222           54           157           64            122           74            107
       45             215           55           150           65            120       75 thru 90        105
       46             209           56           146           66            119           91            104
       47             203           57           142           67            118           92            103
       48             197           58           138           68            117           93            102
       49             191           59           134           69            116           94            101
                                                                                           95+           100



                              SUPPLEMENTAL SCHEDULE

                   SCHEDULE OF MONTHLY COST OF INSURANCE RATES

                           WAIVER OF MONTHLY DEDUCTION

                        RATES PER $1 OF MONTHLY DEDUCTION


                                    ATTAINED
                                    AGE              COST
                           [
                                    45               0.13440
                                    46               0.14250
                                    47               0.15300
                                    48               0.16520
                                    49               0.17820
                                    50               0.19120
                                    51               0.20360
                                    52               0.21440
                                    53               0.22290
                                    54               0.22830
                                    55               0.23200
                                    56               0.23430
                                    57               0.23520
                                    58               0.23570
                                    59               0.23570
                                    60               0.22490
                                    61               0.21000
                                    62               0.19100
                                    63               0.16790
                                    64               0.14070]




TABLE OF CONTENTS

POLICY SCHEDULE

DEFINITIONS

OWNER, BENEFICIARY AND ASSIGNMENT PROVISIONS
Owner
Contingent Owner
Beneficiary
Assignment

PREMIUM PROVISIONS
Premium Payments
Right to Refund
Grace Period
Reinstatement
Lapse Prevention Guarantee

DEATH BENEFIT PROVISIONS
Death Benefit
Death Benefit Charges
Death Proceeds
Payment of Claims

POLICY VALUE PROVISIONS
Cash Value
Subaccount
Policy Loan Account
Fixed Account I
Interest Crediting
Minimum Values
Basis of Computations

POLICY COST FACTORS
Monthly Deduction
Monthly Cost of Insurance
Monthly Policy Fees
Expense Charge
Premium Charges
Surrender Charge
Transfer Fee
Changes in Policy Cost Factors
Charges after the Insured's 95th Birthday



TABLE OF CONTENTS - CONTINUED


SURRENDER PROVISIONS
Total Surrender
Partial Surrenders

LOAN PROVISIONS
Maximum Loan Value
Policy Loan
Loan Interest
Loan Repayment
Termination of Policy
Effect of Loan

THE VARIABLE ACCOUNT
Variable Account
Investments of the Variable Account
Valuation of Assets
Change in Operation of the Variable Account
Accumulation Units
Accumulation Unit Value
Net Investment Factor

FIXED ACCOUNT I

TRANSFER PROVISIONS
Transfer Rules
Transfer Processing Fee

GENERAL POLICY PROVISIONS
Entire Contract
Incontestability
Suicide
Error in Age, Sex or Tobacco Use
Payment of Proceeds
Right to Defer Payments or Transfers from any fixed account
Termination
Annual Report
Non-Participating
Currency
Signature Guarantee

OPTIONAL MODES OF SETTLEMENT




DEFINITIONS

ATTAINED AGE: The issue age plus the number of full policy years since your policy was issued.

BUSINESS DAY: Any day that Valley Forge Life Insurance Company and the New York Stock Exchange are open.

CASH SURRENDER VALUE: The cash value less any surrender charge.

CASH VALUE: The total of all values under this policy held in the Variable Account, the fixed accounts and in the loan account. Refer to the Policy Values Provisions for details.

DEATH PROCEEDS: The amount of money payable to the beneficiary if the Insured dies while this policy is in force. Refer to the Death Benefit Provisions for details.

DEBT: Any amount you owe us as the result of a policy loan. This includes any accrued loan interest.

INSURED: The person, named on the policy schedule, whose life is insured by this policy.

INVESTMENT OPTION: An investment choice within the Variable Account available under the policy. Current investment options are shown on the Policy Schedule.

ISSUE AGE: The Insured's age as of the nearest birthday on the policy date.

MONTHLY DATE: The same day as the policy date for each succeeding month.

POLICY ANNIVERSARY: The same day as the policy date for each succeeding policy year.

POLICY DATE: The date coverage under this policy becomes effective and from which the Incontestibility and Suicide provisions are determined.

POLICY LOAN ACCOUNT: That portion of the cash value resulting from a policy loan.

POLICY YEAR: The twelve month period beginning on the policy date and ending the day before the same date in the next calendar year; and each succeeding twelve month period.

NET CASH VALUE: Cash surrender value less any debt.

SPECIFIED AMOUNT: A dollar amount used to determine the death benefit of your policy. It is shown in the Policy Schedule.

SUBACCOUNT: A subdivision of the Variable Account.

VARIABLE ACCOUNT: Valley Forge Life Insurance Variable Life Separate Account.

WRITTEN NOTICE: A notice or request signed by you and received and recorded at our Administrative Office.


OWNER, BENEFICIARY AND ASSIGNMENT PROVISIONS

OWNER: The person(s) or entity(ies) named in the Policy Schedule who has all rights under this policy while the Insured is living. Your rights in this policy belong to your estate if you die before the Insured dies and there is no joint owner or contingent owner. All references to owner shall include joint owners. If there is more than one owner, each owner shall be a joint owner of the policy. Joint owners have equal ownership rights and both must authorize any exercising of these rights except for transfers and allocations.

CONTINGENT OWNER: The contingent owner, if any, will become the owner if the named owner dies before the date of the Insured's death. In the event of Joint Owners, the contingent owner will become the owner if both named joint owners die before the Insured. The contingent owner, if any, is as named in the application, unless changed. You may name a contingent owner at any time while the Insured is living. Such designation must be by written notice. Once recorded, the designation will be effective as of the date the written notice was signed. Such change will not affect any payment we make or action we take before it was recorded.

BENEFICIARY: There are two categories of beneficiary - primary and contingent. The primary beneficiary is the person to whom the death proceeds are paid when the Insured dies. The contingent beneficiary, if any, will become the beneficiary if no primary beneficiary is living on the date of the Insured's death. The primary beneficiary and contingent beneficiary on the policy date are as named in the application. More than one primary or contingent beneficiary may be named. If more than one primary beneficiary is alive when the Insured dies, we will pay such primary beneficiaries in equal shares unless you have provided otherwise.

If any beneficiary dies before the Insured, that beneficiary's interest in the death benefit will end.

If any beneficiary dies at the same time as the Insured, or within 30 days after the Insured, that beneficiary's interest in the death benefit will end if no benefits have been paid to that beneficiary. If the interest of all designated beneficiaries has ended when the Insured dies, we will pay the death benefit to you. If you are not living at that time, we will pay the death benefit to your estate.

While the Insured is alive, you may change any beneficiary. Any change must be by written notice. Once recorded, the change will take effect as of the date you signed it. Such change will not affect any payment we make or action we take before it was recorded. An irrevocable beneficiary must consent in writing to any change in beneficiary.

ASSIGNMENT: While the Insured is living, you may assign any or all rights under your policy. Assignment of all rights is a change of ownership. An irrevocable beneficiary must agree in writing to any assignment. We will not be bound by any assignment unless it is by written notice. An assignment will not affect any payments we have made or actions we have taken before we receive notice of the assignment. We are not responsible for the sufficiency or validity of any assignment.


PREMIUM PROVISIONS

PREMIUM PAYMENTS: The initial premium is due on the policy date. Other premiums may be required as described below. Unless specified, any payments received will be considered premiums and not loan repayments.

All premiums must be sent to us at our Administrative Office. A receipt signed by one of our authorized officers will be furnished upon request.

You may change the allocation for future premiums at any time while your policy is in force by written notice. The change will take effect on the date we receive your request at our Administrative Office. Future premium payments will be required if additional premium payments are necessary to keep the policy in force in accordance with the grace period provision.

Premiums are allocated to one or more subaccounts of the Variable Account or to any fixed account in accordance with your election. We will accept subsequent premiums at any time. All subsequent premiums are allocated in the same manner as the initial premium payment unless you direct us otherwise. Allocations of premiums are subject to the allocation guidelines shown on the Policy Schedule.

RIGHT TO REFUND: We reserve the right to return any premium that would cause the policy to be disqualified as life insurance under the Internal Revenue Code.

GRACE PERIOD: If the net cash value on any business day is not sufficient to cover any expense charges which are due but unpaid, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force. A minimum payment of a sum equal to two monthly deductions must be paid. We will send you a notice at the start of the grace period to your last known address and to any assignee. The grace period will end 61 days after we mail you the notice.

If sufficient premium is not paid by the end of the grace period, the policy will terminate without value. If the Insured dies during the grace period, we will pay the death proceeds. (See the Death Benefit Provisions for details.)

If the lapse prevention guarantee described below is in effect, the grace period will not apply until the beginning of the policy year following the lapse prevention guarantee period shown on the Policy Schedule.

REINSTATEMENT: If this policy terminates as provided in the grace period provision, you may apply to reinstate this policy unless you have surrendered it for its cash surrender value. To reinstate this policy , you must: (1) submit a written request at any time within three years after the end of the grace period; (2) provide proof of insurability satisfactory to us; (3) pay an amount large enough to pay the next two monthly deductions; (4) pay any negative cash surrender value that existed at the end of the grace period; and (5) repay or reinstate any debt which existed at the end of the grace period.

The effective date of a reinstatement will be the monthly date on or next following the date we approve the application for reinstatement.

If a surrender charge was applied when the policy lapsed, the surrender charge applied will be credited to the cash value. The surrender charge on the date of reinstatement will be the same as it was on the date of lapse. For the purpose of determining the surrender charge on any date after the effective date of reinstatement, the period the policy was lapsed will not count. Unless you have provided otherwise, the allocation of the amount of the surrender charge, additional premiums, and loan repayments will be based on the allocations in effect at the start of the grace period.

LAPSE PREVENTION GUARANTEE: The Company guarantees that the policy will not lapse during the lapse prevention guarantee period shown on the Policy Schedule if, throughout that period, (a) equals or exceeds (b) where:

(a) is the aggregate premium payments made less the amount of any surrenders (including applicable surrender charges) less any loan amount; and

(b) is the minimum monthly lapse prevention guarantee premium multiplied by the number of complete months since the policy date, including the current month.

DEATH BENEFIT PROVISIONS

DEATH BENEFIT:

We will pay the death benefit as soon as we receive due written proof that the Insured has died while this policy is in force.

If death benefit option 1 is shown on the policy schedule, the death benefit will be the greater of:

1.   The specified amount; or

2.   The applicable percentage of the cash value on the date of death.

If death benefit option 2 is shown on the policy schedule, the death benefit will be the greater of: 1. The specified amount plus the cash value on the date of death; or 2. The applicable percentage of cash value on the date of death.

DEATH BENEFIT CHANGES:

Death benefit changes are made only by written notice. You may change the specified amount after this policy has been force for one year. A change will be effective on the monthly date following our approval or recording of the change. Any change is subject to the following:

1. a decrease will be applied first against prior increases, if any, on a last-in, first-out basis, then against the initial specified amount. A decrease in specified amount shall not reduce the specified amount lower than the minimum specified amount shown on the Policy Schedule. A pro rata share of any applicable surrender charge may apply;

2.   an increase will require proof of insurability.

We will show the effective date of any change in specified amount in a Supplemental Policy Schedule we will send you. Any changes are subject to the minimum specified amount and the minimum change in specified amount shown on the Policy Schedule.

You may change the death benefit from Option 2 to Option 1. This will increase the Specified Amount by the amount of cash value.

You may change the death benefit from Option 1 to Option 2. Proof of insurability satisfactory to us is required. In such case, the Specified Amount will be reduced by the amount of cash value so that the death benefit is not increased as of the date of change.

DEATH PROCEEDS:  The death proceeds equals:

1.   the death benefit provided by your policy; plus

2. any insurance on the Insured's life that may be provided by riders to your policy; less

3.   any debt; less

4.   any due and unpaid premiums.

We will pay the death proceeds after we receive due proof of death and such other information as we may reasonably require at our Administrative Office. The death proceeds will be adjusted under certain conditions. Refer to the Incontestability, Suicide, and Error in Age, Sex or Tobacco Use Provision.

PAYMENT OF CLAIMS: When this policy becomes a claim by the death of the Insured, settlement will be made upon receipt of due proof of death. If proceeds are not paid within 30 days of receipt of due proof of death, the payment will include interest at the legal rate from the date of death of the Insured until the date the claim is paid.


POLICY VALUE PROVISIONS

CASH VALUE: The cash value is the sum of the value in each subaccount, any fixed account and the policy loan account. The value in each subaccount on the policy date is equal to the portion of the initial premium allocated to the subaccount.

The cash value reflects net premiums paid, monthly deductions, the investment experience of the subaccounts selected, any interest credited on any fixed account selected, any interest earned or interest charged on amounts allocated to the policy loan account, and any deductions due as a result of a transfer or a partial surrender.

SUBACCOUNT: The value in each subaccount on each subsequent business day is equal to:

1) the value in the subaccount on the preceding business day multiplied by its net investment factor; plus

2)   any amounts allocated to the subaccount; plus

3)   any amounts transferred to the subaccount; less

4)   any amounts transferred from the subaccount; less

5) the portion of any charges which are due and charged to the subaccount, less

6)   any partial surrender amounts allocated to the subaccount.

POLICY LOAN ACCOUNT: The value in the policy loan account is zero, unless you take a policy loan. On the business day a policy loan is taken, the value in the policy loan account is equal to the amount of the loan.

The value in the policy loan account on each subsequent business day is equal to:

1)   the value in the policy loan account on the preceding business day; plus

2)   guaranteed interest credited; plus

3) any amounts transferred to the policy loan account because of additional policy loans; plus

4)   any due and unpaid loan interest during the current business day; less

5)   the amount of any loan repayments you make during the current business day.

FIXED ACCOUNT I :  The value in Fixed Account I is equal to:

1)   the premiums allocated to Fixed Account I; plus

2)   guaranteed interest credited; plus

3)   any excess interest credited; plus

4)   any amounts transferred to Fixed Account I; less

5)   any amounts transferred from Fixed Account I; less

6)   the  portion of any charges  which are due and charged to Fixed  Account I;
     less

7)   any surrender amounts and surrender charges deducted from Fixed Account I.

INTEREST CREDITING: We credit interest daily to Fixed Account I at the minimum guaranteed interest rate shown on the policy schedule. We may credit excess interest to Fixed Account I in an amount which we will declare from time to time. Declared interest rates will be guaranteed for one Policy Year.

MINIMUM VALUES: Your policy values are at least equal to those set by law in the state where the policy was issued. Where required, we have given insurance regulators a detailed statement of how we compute values and benefits.

BASIS OF COMPUTATION: All values are based on the applicable (male or female, smoker or non-smoker) Commissioners 1980 Standard Ordinary Mortality Table, Age Last Birthday.

POLICY COST FACTORS

MONTHLY DEDUCTION: Each monthly date, we will make certain deductions from the cash value of your policy. The monthly deduction is for:

1.   Cost of insurance for the following month;

2.   The monthly cost of any rider attached to this policy; and

3.   The monthly policy fee.

The first monthly deduction will be determined as of the policy date.

The monthly deduction will be deducted on a pro-rata basis from the cash surrender value allocated to the subaccounts and any fixed accounts.

MONTHLY COST OF INSURANCE RATE: We determine the monthly cost of insurance rate each year as of the policy anniversary. This rate will be charged for the next policy year. The monthly cost of insurance rate will not exceed the maximum guaranteed monthly cost of insurance rate shown on the Policy Schedule.

MONTHLY POLICY FEE:  The monthly policy fee is shown on the Policy Schedule.

EXPENSE CHARGE: We deduct an expense charge daily from each subaccount of the Variable Account. The expense charge is shown on the Policy Schedule.

PREMIUM CHARGES: Premium charges are levied on premiums received as shown on the Policy Schedule

SURRENDER CHARGE: The surrender charge is levied when you make a partial or total surrender of the cash value. It is shown on the Policy Schedule.

TRANSFER FEE: Transfer fees are levied when the number of transfers among subaccounts and/or any fixed accounts exceeds the number of free transfers allowed in a policy year. The amount of the transfer fee and the number of free transfers are shown on the Policy Schedule.

CHANGES IN POLICY COST FACTORS: Changes in cost of insurance rates, credited interest rates, policy expense charges or other charges will be by class and will be based on changes in future expectations.

If required, the procedures for making such changes are on file with the insurance regulators in the state in which this policy was delivered.

CHARGES AFTER THE INSURED'S 95TH BIRTHDAY: Policy Charges as shown on the Policy Schedule will not apply on and after the policy anniversary on or next following the Insured's 95th birthday.


SURRENDER PROVISIONS

TOTAL SURRENDER: You may surrender your policy for its net cash value at any time while it is in force by written notice. We may also require return of your policy.

The date of surrender will be the date we receive your written request. The net cash value will be determined as of the end of the normal business day during which your written notice is received. All coverage will end on the date of surrender.

PARTIAL SURRENDERS: A partial surrender may be made at any time after the fifth policy anniversary by written notice.

When you make a partial surrender, we will reduce the cash value by the partial surrender amount and any surrender charges. We will also reduce the specified amount. The reduction in specified amount will be proportional to the reduction in cash value due to the partial surrender. A new Policy Schedule will be issued reflecting the changes.

The minimum partial surrender amount is shown on the Policy Schedule. We may require that any partial surrender amounts be first deducted from the cash value in the subaccounts.

Partial surrenders will be allowed only if this policy continues to qualify as a contract of life insurance under IRC Section 7702. We may limit the maximum amount of all partial surrenders in each policy year to the greater of:

1)   10% of the total premium payments; or

2)   cash value less total premiums paid less any debt.


LOAN PROVISIONS

MAXIMUM LOAN VALUE: The maximum loan value is 90% of the net cash value as of the date of the loan.

POLICY LOAN: You may obtain a loan at any time while your policy is in force by written notice. The amount of the loan and all existing loans may not be more than the maximum loan value as of the date we process the loan. The minimum loan amount is shown on the Policy Schedule. The loan will be made upon the sole security and proper assignment of this policy to us.

LOAN INTEREST: The loan interest rate is as stated in the Policy Schedule. Interest is charged daily and is payable at the end of each policy year. Unpaid interest will be added to the existing debt as of the due date and will be charged interest at the same rate as the rest of the loan.

The Company credits a higher effective annual interest rate on: (1) amounts borrowed up to an amount equal to cash value less aggregate premium payments made to date (preferred loans); and (2) all loans against policies in the 11th policy year or later. Preferred loans also include the amount of any outstanding policy loan transferred in a tax-free exchange.

LOAN REPAYMENT: All or part of a loan may be repaid to us at any time while this policy is in force.

TERMINATION OF POLICY: If the total debt ever equals or exceeds the cash value less the surrender charge, your policy will terminate without value.

EFFECT OF A LOAN: When you take a policy loan, we will transfer an amount equal to the policy loan from a subaccount or Fixed Account I to the policy loan account. We will also transfer any loan interest that becomes due and unpaid . Amounts transferred to the policy loan account will earn interest daily from the date of transfer. When you repay part or all of a loan, we will transfer an amount equal to the amount you repay from the policy loan account to a subaccount or any fixed account.

Unless otherwise specified, transfers from the subaccounts to the policy loan account will be in proportion to the cash value in each subaccount as of the loan date. Loan amounts will be transferred from any fixed account only when insufficient amounts are available in the subaccounts.

Since the amount you borrow is removed from a subaccount or Fixed Account I, a loan will have a permanent effect on any death benefit and cash surrender value of this policy. The effect may be favorable or unfavorable. This is true whether you repay the loan or not. If the loan is not repaid, debt will reduce the amount of any death proceeds.


THE VARIABLE ACCOUNT

VARIABLE ACCOUNT: The Variable Account is designated on the Policy Schedule and consists of assets set aside by us, which are kept separate from our general assets and all of our other Variable Account assets. The assets of the Variable Account, equal to reserves and other liabilities of your policy and those of other owners, will not be charged with liabilities arising out of any other business we may do.

The Variable Account assets are divided into subaccounts. The assets of the subaccounts are allocated to the investment options shown on the Policy Schedule.

INVESTMENTS OF THE VARIABLE ACCOUNT: We may, from time to time, add additional investment options to those options shown on the Policy Schedule. You may be permitted to transfer cash value to the additional investment option(s).
However, the right to make any transfer will be limited by any terms and conditions in effect at the time of transfer.

If the shares of any of the investment options become unavailable for investment by the Variable Account, or we deem further investment in these shares inappropriate, we may limit further purchase of such shares or substitute shares of another investment option for shares already purchased under this policy.

VALUATION OF ASSETS: Assets of the Variable Account are valued at their fair market value in accordance with our procedures.

CHANGE IN OPERATION OF THE VARIABLE ACCOUNT: We reserve the right to modify the structure or operation of the Variable Account. In such an event, we guarantee that such modification will not affect the value of your contract.

ACCUMULATION UNITS: Accumulation Units shall be used to account for all amounts allocated to or surrendered from a subaccount as a result of premium payments, transfers, surrenders, or fees and charges. We will determine the number of accumulation units of a subaccount purchased or canceled. This is done by dividing the amount allocated to (or the amount surrendered from) the subaccount, by the dollar value of one accumulation unit of the subaccount as of the business day during which we received written notice.

ACCUMULATION UNIT VALUE: The Accumulation Unit Value for each subaccount was arbitrarily set at $10 when the Variable Account began operations. Subsequent accumulation unit values for each subaccount are determined by multiplying the accumulation unit value for the immediate preceding business day by the net investment factor of the subaccount for the current business day. The accumulation unit value may increase or decrease from business day to business day.

NET INVESTMENT FACTOR: The net investment factor for each subaccount is determined by dividing (1) by (2) and subtracting (3) from the result, where:

1)   is the result of:

     (a) the net asset value per share of the investment option held in the subaccount, determined at the end of the business day; plus

     (b) the per share amount of any dividend or capital gain distributions made by the investment option held in the subaccount, if the "ex-dividend" date occurs as of the current business day; plus or minus

     (c) a per share charge or credit for any taxes reserved for, which we determine to have resulted from the operations of the subaccount.

2) is the net asset value per share of the investment option held in the subaccount, determined at the end of the last prior business day.

3) is a daily factor representing the expense charges deducted from the subaccount.


FIXED ACCOUNT I

Fixed Account I is funded by the general account of the Company. The general account consists of all of our assets other than those held in any separate investment account. Fixed Account I is credited with interest as described under the Policy Value Provisions. In addition to allocating your premiums to one or more of the subaccounts described above, you may direct all or part of your premium payments into any fixed account.


TRANSFERS

TRANSFER RULES:  A transfer is subject to the following:

1) The maximum number of transfers without a transfer fee is shown on the Policy Schedule;

2) We reserve the right to assess a transfer fee if the number transfers exceeds the maximum number of free transfers shown on the Policy Schedule. We will notify you if we deduct a transfer fee and will deduct such fee from the amount which is transferred;

3)   You may not make a transfer until after the end of the free look period;

4)   The  minimum  amount  which  may be  transferred  is  shown  on the  Policy
     Schedule;

5) A transfer will be effected as of the end of the normal business day when we receive an acceptable transfer request;

6)   We are not liable for a transfer made in accordance with your instructions;

7) Your right to make transfers is subject to modification if we determine that the exercise of the right by one or more owners is, or would be, to the disadvantage of other owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which we consider to be to the disadvantage of other owners. A modification could be applied to transfers to or from one or more of the subaccounts and could include, but is not limited to:

     a.   the requirement of a minimum time period between each transfer; or

     b. not accepting a transfer request from an agent acting under a power of attorney on behalf of more than one owner; or

     c. limiting the dollar amount that may be transferred between the subaccounts at any one time;

8) During times of drastic economic or market conditions, we may suspend the transfer privilege temporarily without notice and treat transfer requests based on their separate components (a redemption order with a simultaneous request for purchase of another subaccount). In such a case, the redemption order would be processed at the source subaccount's next determined accumulation unit. However, the purchase into the new subaccount would be effective at the next determined accumulation unit value for the new subaccount only after we receive proceeds from the source subaccount, or we otherwise receive cash on behalf of the source subaccount;

9) Transfers do not change the allocation instructions for future premium payments;

10) You may elect to make transfers by telephone. However, to elect this option you must first make a written request. If there are joint owners, unless we are instructed to the contrary, instructions by telephone will be accepted from either one of the joint owners. We will use reasonable procedures to confirm that instructions communicated by telephone are genuine.

TRANSFER PROCESSING FEE: A number of transfers during each policy year are free as shown on the Policy Schedule. We will deduct from the amount being transferred the processing fee shown on the Policy Schedule for transfers in excess of the free amount of transfers. Each written notice of transfer is considered to be one request regardless of the number of subaccounts or any fixed account affected by the transfer.


GENERAL POLICY PROVISIONS

ENTIRE CONTRACT: We have issued this policy in consideration of the application and initial premium payment. A copy of the application is attached to and made a part of this policy. The policy, including the application and any attached riders or endorsements forms our entire contract with you. All statements made by or for the Insured in the application or any supplemental application will be considered representations and not warranties. We will not use any statement made by or for the Insured to deny a claim unless the statement is in the application or supplemental application and a copy of the statement has been furnished to the claimant.

INCONTESTABILITY: Except for accidental death and disability benefits, we cannot contest this policy after it has been in force during the lifetime of the Insured for two years from the policy date; nor can we contest any increased benefit or reinstatement after it has been in force, while the Insured is alive, for two years after the effective date of such increase or reinstatement.

We cannot contest this policy, any reinstatement or any increase in benefits after the policy date of the policy, reinstatement, or increase in benefits unless:

1) An answer in the application for the policy, reinstatement or increase in benefits was not true or complete; and

2) If we had known the truth, we would not have issued the policy as we did or increased the benefits.

Any statement made by the Insured will not be used in any contest unless a copy is furnished to the beneficiary.

SUICIDE: If the Insured commits suicide, while sane or insane, within two years from the policy date, our liability shall be limited to the premiums paid prior to death, less any debt and less any partial surrenders.

If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the specified amount, the total liability with respect to such increase shall be limited to the monthly deductions for such increase.

ERROR IN AGE, SEX OR TOBACCO USE: If the age, sex or tobacco use of the Insured has been misstated, all payments and benefits under the policy will be those which the premiums paid would have purchased at the Insured's correct age, sex or tobacco use.

PAYMENT OF PROCEEDS: Unless an optional mode of settlement is elected, all benefits will be paid in one sum to the beneficiary.

POSTPONEMENT OF PAYMENTS: We will pay surrender proceeds or the amount of a policy loan as soon as possible after we receive your written notice. We will pay any death proceeds when we receive due proof of death. (Due proof of death includes all information we may reasonably require.)

The payment or transfer from the Variable Account may be postponed if:

1. The New York Stock Exchange is closed, other than customary weekend or holiday closing, or trading on the exchange is restricted as determined by the Securities and Exchange Commission ("SEC"); or

2.   The SEC permits, by an order, the postponement for your protection; or

3. The SEC determines that an emergency exists that would make the disposal of securities held in the variable account or determination of their value not reasonably practicable.

RIGHT TO DEFER PAYMENTS OR TRANSFERS FROM ANY FIXED ACCOUNT: We have the right to defer payment of any surrender or transfer of any fixed account value for up to six months from the date we receive your written notice, unless the law in your state provides otherwise.

TERMINATION: This policy will terminate on the date when the earliest of the following events occurs:

1.   you request in writing that coverage terminate; or

2.   the Insured dies; or

3.   the grace period ends.

ANNUAL REPORT: At least once each policy year, we will send you a report showing current cash values and any other information required by law or regulation. We will mail this report to you at your last known address.

NON-PARTICIPATING: This policy will not share in our profits or surplus earnings.

CURRENCY: Any money we pay, or that is paid to us, must be in United States currency.

SIGNATURE GUARANTEE: For your protection, a request for surrender, policy loan, or a change in ownership must be by written notice. We may require the signature to be guaranteed by a member firm of the New York, Boston, Midwest, Philadelphia, or Pacific Stock Exchange, or by a commercial bank (not a savings bank), which is a member of the Federal Deposit Insurance Corporation. In some cases, the Company may require additional documentation of a customary nature.


OPTIONAL MODES OF SETTLEMENT

Proceeds may be paid in a lump sum, or in one of the optional modes of settlement. Once the proceeds are applied under an optional mode, any amounts payable are paid from our general account and will not be affected by the investment experience of any variable account.

While this policy is in force, you may choose or change settlement options at any time. If no settlement option has been chosen before the Insured's death, the beneficiary may choose one.

When proceeds become payable under any option, a settlement contract is issued in exchange for this policy. The new contract's effective date is the date of the Insured's death or the date this policy is surrendered.


OPTION 1 - PAYMENT CERTAIN - We pay the cash value in equal payments as specified. After each payment, interest of 3% compounded annually is added to the remaining amount which has not been paid. Payments are made until the amount applied, plus interest, is exhausted. The total of all payments made each year must be at least 5% of the amount applied under this option. Any outstanding balance may be withdrawn at any time.

OPTION 2 - PERIOD CERTAIN - We pay the cash value in equal installments over a designated period of time.

OPTION 3 - LIFE ANNUITY -- We make monthly payments for the lifetime of the payee.

OPTION 4 - LIFE ANNUITY WITH PERIOD CERTAIN - We make monthly payments while the payee lives. If the payee dies before the specified period ends, the payments will continue until the end of the specified period. If, at any age, the amount of payments is the same for two or more periods certain, payment will be made as if the longest period certain was selected.

ADDITIONAL OPTIONS:  We may make other options available.



                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                            ADJUSTABLE DEATH BENEFIT
                    DEATH PROCEEDS PAYABLE AT INSURED'S DEATH
                                NON-PARTICIPATING
                   INVESTMENT EXPERIENCE REFLECTED IN BENEFITS